EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Occidental Petroleum Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-83124) on Form S-8 of Occidental Petroleum Corporation and the Occidental Petroleum Corporation Savings Plan of our report dated June 24, 2005, with respect to the statements of net assets available for benefits as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, and supplemental schedules, which report appears in the December 31, 2004 annual report on Form 11-K of the Occidental Petroleum Corporation Savings Plan.




/s/ KPMG LLP

Los Angeles, California
June 28, 2005